Exhibit 99.1

Contact:	Tiffani Washington (847) 914-2925

NYSE, NASDAQ: WAG
FOR IMMEDIATE RELEASE	INTERNET:
http://www.walgreens.com

WALGREENS NAMES STEVEN A. DAVIS

TO BOARD OF DIRECTORS

DEERFIELD, Ill., March 16, 2009 – Walgreen Co. today announced Steven A. Davis, chairman and chief executive officer of Bob Evans Farms Inc., has been elected to its board of directors effective immediately. Davis, who joins the board as an independent director, becomes the board’s 12th member.

“We welcome Steven’s valuable experience developing strategies for some of the most successful, longstanding American brands,” said Walgreens chairman Alan G. McNally. “His career-long focus on gaining consumer insights and delivering high-quality at affordable prices makes him a natural fit.”

Before joining Bob Evans in 2006, Davis worked at Yum! Brands Inc., where he had been president of Long John Silver’s and A&W All-American Food Restaurants since 2002. Previously, Davis served in a variety of operations management and other executive positions in Yum! Brands’ Pizza Hut division, including senior vice president of concept development where his team introduced the Wing Street concept.

Prior to joining Pizza Hut in 1993, Davis was with Kraft General Foods for nine years. Earlier in his career, he held a series of brand management positions in Kraft’s cheese business where he launched successful new products and marketing campaigns.

Davis serves on numerous community, professional and corporate boards including the Arthur G. James Cancer Hospital, the Richard J. Solove Research Institute Foundation and the Columbus Partnership and Compete Columbus, organizations focused on economic development strategy for the region. He is also a board member of the National Restaurant Association and the EMBARQ Corp.

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Davis holds a Master of Business Administration in marketing and finance from the University of Chicago and a Bachelor of Science in business administration from the University of Wisconsin at Milwaukee.

About Walgreens
Walgreens is the nation’s largest drugstore chain with fiscal 2008 sales of $59 billion. The company operates 6,679 drugstores in 49 states, the District of Columbia and Puerto Rico. Walgreens provides the most convenient access to consumer goods and services and cost-effective pharmacy, health and wellness services in America through its retail drugstores, Walgreens Health Services division and Walgreens Health and Wellness division. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., Walgreens Specialty Pharmacy LLC and SeniorMed LLC (a pharmacy provider to long-term care facilities). Walgreens Health and Wellness division includes Take Care Health Systems, the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.

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